Exhibit 10.1

NATURE VISION, INC.

1480 Northern Pacific Road
PO Box 641
Brainerd, MN 56401

Phone:  (218) 825-0733
Fax:  (218) 825-0721

November 26, 2007

David M. Kolkind, CPA
8112 West 110th Street Circle
Bloomington, Minnesota 55438

Dear David:

I am pleased to offer you a position as Chief Financial Officer (“CFO”) with Nature Vision, Incorporated (“Nature Vision”), reporting to me as the Chief Executive Officer.  This position is classified as a full-time, exempt position.  Your start date would be November 26, 2007.  The other general terms of this offer include the following:

•	Your starting salary will be $160,000 per year. This salary would be paid, as earned, in accordance with the regular payroll practices of Nature Vision.

•	You will be entitled to reimbursement of your moving expenses up to $25,000.

•	You will receive a reasonable stipend per month for the cost of an apartment in Brainerd for the first six (6) months of your employment.

•
You will be entitled to holiday, vacation and other benefits normally provided to other employees in the same job classification in accordance with the eligibility requirements of any applicable benefit plans and Nature Vision’s policies.

•
If a Change in Control occurs while you are employed by Nature Vision, you will be entitled to be paid in a lump sum your one year’s then base salary if Nature Vision or its successor does not retain you for at least one year after the Change in Control at such base salary or a  higher salary.  Change in Control means (i) the dissolution or liquidation of Nature Vision or a merger, consolidation, or reorganization of Nature Vision with one or more other entities in which Nature Vision is not the surviving entity (other than a merger solely for the purpose of incorporating in another state), (ii) a sale of substantially all of the assets of Nature Vision to another person or entity, or (iii) any transaction or series of related transactions (including without limitation a merger or reorganization in which Nature Vision is the surviving entity) which results in any person or entity (other than persons immediately prior to the transaction owning 50% or more of the stock) owning more than 50% of the combined voting power of all classes of stock of Nature Vision.

David Kolkind
November 26, 2007

•
You are entitled to earn a formula-based bonus to be determined by comparing Nature Vision’s actual 2008 earnings before interest, taxes, depreciation and amortization (“EBITDA”), to the budgeted EBITDA for 2008 as established by the Board of Directors for the purpose of this bonus.  The budgeted EBITDA for compensation purposes may differ from the general budgeted EBITDA budget.  Nature Vision’s actual 2008 EBITDA must meet or exceed 90% of such budgeted EBITDA for 2008 in order for you to be entitled to a bonus.

The following table describes the results of the formula-based bonus plan assuming that Nature Vision’s 2008 EBITDA is 90%, 100% and 110% of the budgeted EBITDA for 2008:

Actual 2008 EBITDA Compared to 2008 Budgeted EBITDA (%)[1]	Kolkind Bonus Amount (%)	Kolkind Bonus Amount

90%	15%	$24,000

100%	30%	$48,000

110%	45%	$72,000

1For other percentages between 90% and 110% the bonus will be prorated.

•
In addition to the formula-based bonus plan described above, you may be entitled to a discretionary bonus up to 20% of your 2008 base salary, which shall be determined by the Compensation Committee in its discretion in light of each executive officer’s individual performance during fiscal 2008.

•
You are eligible to participate in the Long Term Incentive Plan substantially as described in Nature Vision’s Proxy Statement dated April 25, 2006, in an amount, if any, determined in the sole discretion of the Compensation Committee.

•
You will be granted an option to purchase 10,000 shares of Nature Vision’s common stock pursuant to Nature Vision’s Stock Option Plan effective upon approval of the Compensation Committee.  The option will vest one-third each year for three years and have a term of five years.

David Kolkind
November 26, 2007

This offer of employment is conditioned on you signing the enclosed Proprietary Information and Inventions Agreement on or before the date you begin employment with Nature Vision.

While the above-mentioned items describe important aspects of Nature Vision’s offer of employment to you, this offer is not intended to be a contract and may not be construed as such.  Your employment would be at-will, meaning that either you or Nature Vision may terminate the employment relationship at any time and for any reason, with or without notice.

This letter constitutes the complete offer of employment extended you and supersedes any previous verbal or written offers.  If you agree to accept this offer of employment, please sign where indicated below and return this letter to me, Jeff Zernov, Nature Vision, Inc., 1480 Northern Pacific Road, Brainerd, Minnesota 56401, no later than November 26, 2007.  If we do not receive a response from you by that date, this offer is null and void.

David, all of us at Nature Vision look forward to you being a key member of our team.

Sincerely,

/s/ Jeff Zernov
Jeff Zernov
President/Chief Executive Officer
Nature Vision, Inc.

I accept the offer of employment as outlined above.

/s/ David M. Kolkind	November 26, 2007
David M. Kolkind	Date